Exhibit 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

BENJAMIN A. BREIER SUCCEEDS PAUL J. DIAZ

AS KINDRED’S CHIEF EXECUTIVE OFFICER

LOUISVILLE, Ky. (March 31, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) announced that Benjamin A. Breier has assumed the role of President and Chief Executive Officer, effective today. As previously announced, Mr. Breier succeeds Paul J. Diaz, who is now Executive Vice Chairman of the Kindred Board of Directors. Mr. Breier also serves as a member of Kindred’s Board of Directors.

Mr. Breier joined the Company in August 2005 as President of the Rehabilitation Division. In March 2008 he was named President of the Company’s Hospital Division. He was promoted to Chief Operating Officer in August 2010, and assumed the additional responsibilities of Company President in May 2012.

“It is a great honor to lead Kindred, and work closely with our talented leadership team, as we continue to provide exceptional patient-centered coordinated care for patients and their families,” commented Mr. Breier. “I look forward to advancing our Mission and our management philosophy to take care of our people, take care of our customers and deliver on quality care. Together, we will pursue our Continue the Care strategy, providing the right care in the right setting across a full continuum to support recovery and wellness.”

“I’m confident that Ben’s passion and proven leadership will put Kindred at the forefront of providing innovative care solutions for a rapidly aging population,” said Phyllis R. Yale, Chair of Kindred’s Board. “Ben has put the right team in place to take the Company to the next level and create a platform that will help transform the nation’s healthcare delivery system in partnership with hospitals, health systems and payors.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-85 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion1. At December 31, 2014, on a pro forma basis to include Gentiva and Centerre, Kindred through its subsidiaries had approximately 103,000 employees providing healthcare services in 2,872 locations in 47 states, including 97 transitional care hospitals, 16 inpatient rehabilitation hospitals, 90 nursing centers, 22 sub-acute units, 634 Kindred at Home hospice, home health and non-medical home care locations, 100 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,913 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

[1]	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc. (“Gentiva”), which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation (“Centerre”), which was acquired by the Company on January 1, 2015.

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